Exhibit 99.1

FOR FURTHER INFORMATION:
AT MEDALLION FINANCIAL CORP.	AT ZLOKOWER COMPANY
437 Madison Avenue, New York, NY 10022	PUBLIC RELATIONS
Andrew Murstein, President	Harry Zlokower
Larry D. Hall, CFO	David Closs
(212) 328-2100	(212) 447-9292

FOR IMMEDIATE RELEASE

MEDALLION FINANCIAL CORP. REPORTS

2010 FIRST QUARTER RESULTS

•	Net investment income per share increased 17% to $0.13

•	Net investment income per share combined with Medallion Bank increased 22% to $0.40 per share

•	Net interest margin reaches 4.95%, and 6.71% when combined with Medallion Bank, an all-time high

•	Delinquencies improve and remain at very low levels

•	$0.15 per share dividend declared

NEW YORK, N.Y. — May 7, 2010 — Medallion Financial Corp. (NASDAQ:TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that net increase in net assets resulting from operations, was $109,000 or $0.01 per diluted common share in the 2010 first quarter, down from $1,889,000 or $0.11 per share in the 2009 first quarter. Net investment income after income taxes was $2,232,000, or $0.13 per share, the highest in five quarters, up from $1,909,000, or $0.11 per share in the 2009 first quarter. Net investment income after income taxes on a combined basis with Medallion Bank was $7,022,000 or $0.40 per share in the quarter, up from $5,761,000 or $0.33 per share in the year ago quarter.

Medallion’s on balance sheet taxicab medallion loan portfolio was $311,000,000 at the end of the 2010 first quarter, down from $400,000,000 at the end of the 2009 first

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Medallion Financial Corp. Announces 2010 First Quarter Results – p. 2

quarter. The decrease reflected our ability to participate a portion of these high-quality loans to other financial institutions which desire safe and profitable loan growth, enabling Medallion to earn a greater spread on the retained business, while maintaining the customer relationship. In addition, we continue to book loans into Medallion Bank, which is not consolidated. Our on balance sheet commercial loan portfolio was $74,000,000 at quarter end, down from $91,000,000.

Medallion’s managed taxicab medallion loan portfolio, which includes Medallion Bank, our unconsolidated wholly-owned portfolio investment, and loans serviced for or by third parties, was $589,000,000, up from $585,000,000 a year ago. Our managed commercial loan portfolio was $133,000,000, down from $166,000,000 a year ago. Medallion Bank’s consumer loan portfolio decreased to $182,000,000, down from $188,000,000 a year ago. Total assets under management decreased to $1,027,000,000, down from $1,069,000,000 a year ago.

Andrew Murstein, President of Medallion stated, “We continue to be pleased with our core operating earnings and our continuing trends of increased spreads and low delinquency levels. During this quarter, New York City and Chicago medallion prices also continued to rise. It is great to have this rock solid foundation of medallion loans in our portfolio which have never experienced a single loss on any loan we have originated in the history of the company.

Larry Hall, CFO, stated, “The yield on the portfolio increased to 7.99% in the 2010 first quarter, up from 7.58% in the 2009 first quarter. On a combined basis with Medallion Bank, the yield was 8.81% in the quarter, down from 8.90% a year ago, a very solid performance given the declining interest rate environment over the last two years.

“Medallion Bank, which has a low cost of funds, continues to fund much of our growth,” Mr. Hall said. Our weighted average cost of borrowed funds dropped to 3.89% in the quarter, down from 4.16% a year ago. Combined with Medallion Bank, it was 2.98%, compared to 4.06% a year ago. As a result, our net interest margin was 4.95% in 2010, up from 4.30% in 2009. Our net interest margin including Medallion Bank increased to 6.71%, up from 5.43%. These are the highest margins we have ever had.

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Medallion Financial Corp. Announces 2010 First Quarter Results – p. 3

“Medallion Bank’s current average cost of funds on their CD’s at the end of the month was 1.65%. However, new CD’s issued during the month averaged 0.55%. Thus, as the CD’s mature and are replaced, their cost of funds should continue to drop, and our spreads should increase,” Mr. Hall added.

“Our loan quality, which is one of the hallmarks of Medallion, remains strong. The unrealized depreciation that we recorded in connection with our investment in the SPAC’s at the end of 2009 was reversed and realized during the 2010 quarter, and unrealized depreciation was increased on a single secured mezzanine commercial loan. Even with that, on a combined basis, including Medallion Bank, delinquent medallion loans 90 days or more past due were 0.4%, up from 0.3% last year. Delinquent consumer loans were 0.7%, up from 0.6% a year ago. Delinquent commercial loans were 4.6%, down from 9.2% a year ago. For the portfolio as a whole, delinquent loans were 1.3%, down from 2.2% a year ago.”

The Company also announced that its Board of Directors declared a dividend of $0.15 per share on its common stock for the 2010 first quarter. The dividend is payable on May 28, 2010 to shareholders of record on May 21, 2010. Since the Company’s initial public offering in 1996, the Company has paid out over $146,000,000 in dividends, or $9.40 per share.

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Medallion Financial Corp. Announces 2010 First Quarter Results – p. 4

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services other commercial loans in targeted niche industries and its wholly owned portfolio company Medallion Bank also originates and services consumer loans. The Company and its subsidiaries have lent over $3 billion.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2009 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2010	2009
Total investment income	$9,230	$10,734
Total interest expense	3,514	4,645

Net interest income	5,716	6,089

Total noninterest income	796	699

Salaries and benefits	3,056	3,114
Professional fees	591	403
Occupancy expense	334	293
Other operating expenses	299	1,069

Total operating expenses	4,280	4,879

Net investment income before income taxes	2,232	1,909
Income tax (provision) benefit	—	—

Net investment income after income taxes	2,232	1,909

Net realized losses on investments	(8,222)	(364)

Net change in unrealized appreciation (depreciation) on investments	(1,244)	867
Net change in unrealized appreciation (depreciation) on Medallion Bank and other controlled subsidiaries	7,343	(523)

Net unrealized appreciation on investments	6,099	344

Net realized/unrealized losses on investments	(2,123)	(20)

Net increase in net assets resulting from operations	$109	$1,889

Net investment income after income taxes per common share
Basic	$0.13	$0.11
Diluted	0.13	0.11

Net increase in net assets resulting from operations per common share
Basic	$0.01	$0.11
Diluted	0.01	0.11

Dividends declared per share	$0.15	$0.19

Weighted average common shares outstanding
Basic	17,575,877	17,555,799
Diluted	17,714,766	17,649,531

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	March 31, 2010	December 31, 2009
Assets
Medallion loans, at fair value	$311,496	$321,915
Commercial loans, at fair value	73,522	77,922
Investment in Medallion Bank and other controlled subsidiaries, at fair value	72,598	72,279
Equity investments, at fair value	3,176	3,017
Investment securities, at fair value	—	—

Net investments	460,792	475,133

Cash and cash equivalents	19,840	33,401
Accrued interest receivable	1,693	1,661
Fixed assets, net	289	302
Goodwill, net	5,069	5,069
Other assets, net	40,643	39,608

Total assets	$528,326	$555,174

Liabilities
Accounts payable and accrued expenses	$5,789	$7,468
Accrued interest payable	886	2,207
Funds borrowed	361,146	382,522

Total liabilities	367,821	392,197

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	160,505	162,977

Total liabilities and shareholders’ equity	$528,326	$555,174

Number of common shares outstanding	17,575,877	17,575,877
Net asset value per share	$9.13	$9.27

Total managed loans	$904,958	$907,116
Total managed assets	1,026,536	1,039,840